Exhibit 99.2

HARSCO INDUSTRIAL AIR-X-CHANGERS

(A Component of the Industrial Division of Harsco Corporation)

Condensed Combined Financial Statements

For the three months ended March 31, 2019 and 2018

Harsco Industrial Air-X-Changers

(A Component of the Industrial Division of Harsco Corporation)

HARSCO INDUSTRIAL AIR-X-CHANGERS

(A Component of the Industrial Division of Harsco Corporation)

CONDENSED COMBINED BALANCE SHEETS

(In thousands)	March 31 2019	December 31 2018
ASSETS
Current assets:
Trade accounts receivable	$25,674	$27,468
Other receivables	19	278
Inventories	2,295	2,322
Contract assets	13,824	12,124
Other current assets	680	361

Total current assets	42,492	42,553

Property, plant and equipment, net	16,794	16,575
Right-of-use assets, net	11,414	—
Goodwill	6,839	6,839
Intangible assets, net	10,205	10,556

Total assets	$87,744	$76,523

LIABILITIES
Current liabilities:
Accounts payable	$11,419	$15,489
Accrued compensation	1,514	4,134
Accrued sales commissions	2,557	2,400
Advances on contracts	3,385	1,363
Operating lease liability	1,261	—
Other current liabilities	2,124	1,825

Total current liabilities	22,260	25,211

Deferred income taxes	1,002	1,734
Long-term insurance liabilities	717	684
Operating lease liability	10,281	—

Total liabilities	34,260	27,629

COMMITMENTS AND CONTINGENCIES
EQUITY
Harsco invested equity	53,484	48,894

Total equity	53,484	48,894

Total liabilities and equity	$87,744	$76,523

See accompanying notes to condensed combined financial statements.

HARSCO INDUSTRIAL AIR-X-CHANGERS

(A Component of the Industrial Division of Harsco Corporation)

CONDENSED COMBINED STATEMENTS OF OPERATIONS

	Three Months Ended March 31
(In thousands)	2019	2018
Revenues:
Product revenues	$76,195	$44,259

Costs and expenses:
Cost of products sold	55,132	30,283
Selling, general and administrative expenses	6,888	4,638
Research and development expenses	13	13
Other expenses	—	66

Total costs and expenses	62,033	35,000

Operating income	14,162	9,259
Interest expense	—	(17)

Income before income taxes	14,162	9,242
Income tax expense	(3,162)	(2,266)

Net income	$11,000	$6,976

See accompanying notes to condensed combined financial statements.

HARSCO INDUSTRIAL AIR-X-CHANGERS

(A Component of the Industrial Division of Harsco Corporation)

CONDENSED COMBINED STATEMENTS OF CASH FLOWS

	Three Months Ended March 31
(In thousands)	2019	2018
Cash flows from operating activities:
Net income	$11,000	$6,976
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	761	666
Amortization	351	351
Deferred income tax benefit	(731)	(625)
Other, net	(25)	—
Changes in assets and liabilities:
Accounts receivable	2,012	(80)
Inventories	27	(242)
Contract assets	(1,699)	(1,570)
Right-of-use-assets	324	—
Accounts payable	(3,995)	(366)
Accrued interest payable	—	17
Accrued compensation	(2,620)	(3,378)
Accrued sales commissions	157	(316)
Advances on contracts	2,022	(451)
Operating lease liabilities	(296)	—
Other assets and liabilities	112	(1,199)

Net cash provided by operating activities	7,400	(217)

Cash flows from investing activities:
Purchases of property, plant and equipment	(1,014)	(425)
Proceeds from sales of assets	25	—

Net cash used by investing activities	(989)	(425)

Cash flows from financing activities:
Changes in Harsco invested equity	(6,411)	642

Net cash used by financing activities	(6,411)	642

Net increase (decrease) in cash and cash equivalents	—	—
Cash and cash equivalents at beginning of period	—	—

Cash and cash equivalents at end of period	$—	$—

Supplementary cash flow information:
Change in accrual for purchases of property, plant and equipment included in accounts payable	$(34)	$5

See accompanying notes to condensed combined financial statements.

HARSCO INDUSTRIAL AIR-X-CHANGERS

(A Component of the Industrial Division of Harsco Corporation)

CONDENSED COMBINED STATEMENTS OF CHANGES IN EQUITY

(In thousands)	Total Equity
Balances, January 1, 2018	$35,985
Adoption of new accounting standard	2,125
Net income	6,976
Net change in Harsco invested equity	652

Balances, March 31, 2018	$45,738

Balances, January 1, 2019	$48,894
Net income	11,000
Net change in Harsco invested equity	(6,410)

Balances, March 31, 2019	$53,484

See accompanying notes to condensed combined financial statements.

HARSCO INDUSTRIAL AIR-X-CHANGERS

(A Component of the Industrial Division of Harsco Corporation)

NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS

1.    Basis of Presentation

Harsco Corporation (the “Company”) is a diversified, multinational provider of industrial environmental services and engineered products serving global industries that are fundamental to worldwide economic growth and infrastructure development. The Company’s operations consist of three reportable segments: Harsco Metals & Minerals, Harsco Industrial and Harsco Rail. The Company has locations in approximately 30 countries, including the U.S. The Company was incorporated in 1956.

The Harsco Industrial Segment (“Harsco Industrial”) includes the Harsco Industrial Air-X-Changers (“Harsco AXC”), Harsco Industrial IKG and Harsco Industrial Patterson-Kelley businesses which are manufacturing businesses located principally in the U.S.

Harsco AXC is a leading supplier of custom-engineered and manufactured air-cooled heat exchangers for the natural gas compression and processing industry as well as the refining and petrochemical industry in the U.S. Harsco AXC heat exchangers are the primary apparatus used to condition natural gas during recovery, compression and transportation from underground reserves through major pipeline distribution channels. Principal business drivers include investment in natural gas production capabilities and distribution, and demand for natural gas and downstream refined and derivative products.

Harsco AXC is a component of Harsco Industrial which is a separate reportable segment of the Company and is not a separate stand-alone entity. The condensed combined financial statements reflect assets, liabilities, revenues and expenses directly attributable to Harsco AXC, as well as allocations deemed reasonable by the Company’s management to present the financial position, results of operations, changes in equity and cash flows of Harsco AXC on a stand-alone basis. The condensed combined financial statements may not necessarily reflect the financial position, results of operations, changes in equity and cash flows of Harsco AXC as if Harsco AXC had been a separate, stand-alone entity.

Principles of Combination

The condensed combined financial statements include accounts of Harsco AXC. There were no entities in which Harsco AXC had a controlling voting interest or variable interest entities required to be consolidated in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”). Intercompany accounts and transactions among Harsco AXC entities have been eliminated.

Harsco AXC management has evaluated all activity of Harsco AXC and concluded that subsequent events are properly reflected in the condensed combined financial statements and notes as required by U.S. GAAP.

Related Party Transactions, Corporate Allocations and Divisional Allocations

The caption Harsco invested equity on the Condensed Combined Balance Sheets represent the Company’s net investment in Harsco AXC and is presented in lieu of stockholders’ equity. Non-trade intercompany receivable and payable transactions between Harsco AXC and the Company and the Company’s subsidiaries are accounted for through Harsco invested equity. Additionally, other assets, liabilities, revenues and expenses recorded by the Company which have been allocated to Harsco AXC for purposes of the condensed combined financial statements have been reflected in Harsco invested equity. There were no transactions, of a normal trading nature, for any of the periods presented.

Financing decisions are determined centrally by the Company’s treasury operations. The condensed combined financial statements do not include Cash and cash equivalents because the Company utilizes a centralized lock box and disbursement structure for U.S. treasury operations. Accordingly, any receipts due to or due from Harsco AXC are included as part of the caption Harsco invested equity on the Condensed Combined Balance Sheets. The Company’s short and long-term debt has not been pushed down to the Harsco AXC condensed combined financial statements because it is not specifically identifiable to Harsco AXC.

Harsco AXC is charged an allocation of corporate overhead expenses by the Company (“corporate charge”), which includes corporate governance, accounting, human resources, risk management, treasury, tax, internal audit, and other departments. The corporate charge is included in the Condensed Combined Statements of Operations under the caption Selling, general and administrative expenses. The corporate charge for the three months ended March 31, 2019 and 2018 was $0.7 million and $0.7 million, respectively. The corporate charge is determined by the Company based on factors such as the level of support provided and normalized revenue which is deemed reasonable by management.

Additionally, Harsco AXC is charged an allocation of divisional overhead expenses by Harsco Industrial (“divisional charge”), which includes the salary and travel expenses of divisional leadership related to the executive, finance, legal, human resources and information technology functions. The divisional charge is included in the Condensed Combined Statements of Operations under the caption Selling, general and administrative expenses. The divisional charge for the three months ended March 31, 2019 and 2018 was $0.4 million and $0.3 million, respectively. The divisional charge allocated to Harsco AXC is determined based on revenue which is deemed reasonable by management.

Accrued Insurance and Loss Reserves

The Company retains a significant portion of the risk for U.S. worker’s compensation, automobile, general and product liability losses. The Company allocates actuarial losses to each of the Company’s reportable segments in a manner that results in each reportable segment being charged for actual losses. For mature policy years, the allocations are based on the reported losses for each year. For years that have significant claims that have been incurred but not reported, the allocations are based on a weighting of reported losses for the policy year, average historical loss experience and some measure of exposure. The allocation methodology utilized in the condensed combined financial statements is consistent with the Company’s methodology for allocation used in the Company’s consolidated financial statements.

During both the three months ended March 31, 2019 and 2018, Harsco AXC recorded insurance expense related to these lines of coverage of $0.2 million. Reserves have been recorded that reflect the undiscounted estimated liabilities including claims incurred but not reported. When a recognized liability is covered by third-party insurance, Harsco AXC records an insurance claim receivable to reflect the covered liability. Changes in the estimates of the reserves are included in net income in the period determined. Harsco AXC did not recorded any retrospective insurance reserve adjustments for the periods presented.

At both March 31, 2019 and December 31, 2018, Harsco AXC has recorded liabilities of $0.9 million related to both asserted as well as unasserted insurance claims. There were no recognized liabilities covered by insurance carriers included in these balances at March 31, 2019 and December 31, 2018. Amounts estimated to be paid within one year have been classified as Other current liabilities, with the remainder included in Long-term insurance liability on the Condensed Combined Balance Sheets.

Fair Value of Financial Instruments

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (an exit price). Harsco AXC utilizes market data or assumptions that Harsco AXC believes market participants would use in valuing the asset or liability, including assumptions about risk and the risks inherent in the inputs to the valuation technique. A three-level hierarchy draws distinctions between market participant assumptions based on: i) observable inputs such as quoted market prices in active markets (Level 1); ii) inputs other than quoted prices in active markets that are observable either directly or indirectly (Level 2); and iii) unobservable inputs that require utilization other valuation techniques to determine fair value (Level 3). Harsco AXC’s assessment of the significance of an input to the fair value measurement in its entirety requires judgment and considers factors specific to the asset or liability. The carrying amounts of cash and cash equivalents, accounts receivable, accounts payable, accrued liabilities approximate fair value due to the short-term maturities of these assets and liabilities.

Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses. Actual results could differ from those estimates.

2.    Recently Adopted and Recently Issued Accounting Standards

The following accounting standards have been adopted in 2019:

On January 1, 2019, Harsco AXC adopted changes issued by the Financial Accounting Standards Board (“FASB”) related to accounting for leases. The changes introduce a lessee model that brings most leases onto the balance sheet. The changes also align many of the underlying principles of the new lessor model with those in the FASB’s new revenue recognition standard. Furthermore, the changes address other concerns related to the current leases model such as eliminating the requirement in current guidance for an entity to use bright-line tests in determining lease classification. The changes also require lessors to increase the transparency of their exposure to changes in value of their residual assets and how they manage that exposure. Harsco AXC elected the package of practical expedients permitted under the transition, which among other items, allowed the carry forward of the historical lease classification. Harsco AXC has elected to apply the transition requirements at the January 1, 2019 effective date and, therefore, comparative information has not been restated and continues to be reported under U.S. GAAP in effect for those periods. The changes had a significant impact on the Condensed Combined Balance Sheets upon adoption and Harsco AXC recorded Right-of-use (“ROU”) assets and lease liabilities of $11.7 million and $11.7 million, respectively. Any differences between the ROU assets and lease liabilities were recorded primarily as adjustments to other assets and liabilities where prepaid rent and deferred expenses were previously recorded. The changes did not have an impact on the Condensed Combined Statements of Operations or Condensed Combined Statements of Cash Flows. The discount rates used to calculate the ROU assets and lease liabilities as of the effective date were based on the remaining lease terms as of the effective date. See Note 6, Leases for additional information.

The following accounting standards have been issued and become effective for the Company at a future date:

In June 2016, the FASB issued changes which amends the impairment model by requiring entities to use a forward-looking approach based on expected losses rather than incurred losses to estimate credit losses on certain types of financial instruments, including trade receivables. This may result in the earlier recognition of allowances for losses. The changes become effective for the Company on January 1, 2020, with early adoption permitted. Management has not yet completed the assessment of the impact of the new standard on the Harsco AXC condensed combined consolidated financial statements.

In January 2017, the FASB issued changes that remove the second step of the annual goodwill impairment test, which requires a hypothetical purchase price allocation. The changes provide that the amount of goodwill impairment will be equal to the amount by which a reporting unit’s carrying value exceeds its fair value, not to exceed the carrying amount of goodwill. All other goodwill impairment guidance remains largely unchanged. The same one-step impairment test will be applied to goodwill at all reporting units, even those with zero or negative carrying amounts. Entities will be required to disclose the amount of goodwill at reporting units with zero or negative carrying amounts. The changes become effective for Harsco AXC on January 1, 2020. Management has determined that these changes will not have a material impact on the condensed combined financial statements. However, should the Company be required to record a goodwill impairment charge in future periods, the amount recorded may differ compared to any amounts that might be recorded under current practice.

In August 2018, the FASB issued changes which modify the disclosure requirements for fair value measurements. The amendments in this update remove the requirement to disclose the amount of, and reasons for, transfers between Level 1 and Level 2 of the fair value hierarchy; the policy for timing of transfers between levels; and the valuation processes for Level 3 fair value measurements. The changes require disclosure of changes in unrealized gains and losses for the period included in other comprehensive income (loss) for recurring Level 3 fair value measurements held at the end of the reporting period and the range and weighted average of significant unobservable inputs used to develop Level 3 fair value measurements. The changes become effective for Harsco AXC on January 1, 2020. Other than required expanded disclosures, the adoption of these changes will not have a material impact on the condensed combined financial statements.

3.    Inventories

Inventories consist of the following:

(In thousands)	March 31 2019	December 31 2018
Work-in-process	31	27
Raw materials and purchased parts	2,264	2,295

Total inventories	$2,295	$2,322

4.    Property, Plant and Equipment

Property, plant and equipment consist of the following:

(In thousands)	March 31 2019	December 31 2018
Buildings and improvements	$13,194	$13,121
Machinery and equipment	19,888	19,285
Uncompleted construction	372	430
Gross property, plant and equipment	33,454	32,836
Less: Accumulated depreciation	(16,660)	(16,261)

Property, plant and equipment, net	$16,794	$16,575

5.    Goodwill and Other Intangible Assets

Goodwill by Segment

The carrying amount of goodwill for Harsco AXC was $6.8 million at both March 31, 2019 and December 31, 2018. There was no change in goodwill for the periods presented. Harsco AXC tests for goodwill impairment annually, or more frequently if indicators of impairment exist, or if a decision is made to dispose of a business. Harsco AXC performs the annual goodwill impairment test as of October 1 and monitors for triggering events on an ongoing basis. Harsco AXC determined that, as of March 31, 2019, no interim goodwill impairment testing was necessary.

Intangible Assets

Intangible assets totaled $10.2 million, net of accumulated amortization of $7.4 million at December 31, 2018 and $10.6 million, net of accumulated amortization of $7.0 million at December 31, 2018. The following table reflects these intangible assets by major category:

	March 31, 2019		December 31, 2018
(In thousands)	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Customer related	$13,928	$6,094	$13,928	$5,803
Trade names	3,647	1,276	3,647	1,216

Total	$17,575	$7,370	$17,575	$7,019

Amortization expense for intangible assets was $0.4 million and $0.4 million for the three months ended March 31, 2019 and 2018, respectively. The following table shows the estimated amortization expense for the next five fiscal years based on current intangible assets.

(In thousands)	2019	2020	2021	2022	2023
Estimated amortization expense	$1,404	$1,404	$1,404	$1,404	$1,404

6.    Leases

Harsco AXC leases certain property and equipment under noncancelable lease agreements. Harsco AXC determines if a contract or arrangement contains a lease at inception. All leases are evaluated and classified as either an operating or finance lease. A lease is classified as a finance lease if any of the following criteria are met: (i) ownership of the underlying asset transfers to Harsco AXC by the end of the lease term; (ii) the lease contains an option to purchase the underlying asset that Harsco ASC is reasonably expected to exercise; (iii) the lease term is for a major part of the remaining economic life of the underlying asset; (iv) the present value of the sum of lease payments and any residual value guaranteed by Harsco AXC equals or exceeds substantially all of the fair value of the underlying asset; or (v) the underlying asset is of a specialized nature that it is expected to have no alternative use to the lessor at the end of the lease term. A lease that does not meet any of the criteria to be classified as a finance lease is classified as an operating lease. Harsco AXC has no finance lease arrangements for any period presented.

Operating leases are included in the captions Right-of-use assets, net, Current portion of operating lease liabilities, and Operating lease liabilities on the Condensed Combined Balance Sheets. ROU assets and operating lease liabilities are recognized based on the present value of the future lease payments over the lease term at the commencement date. When leases do not provide an implicit rate, or enough information to determine one, for use in determining the present value of future payments, Harsco AXC uses an incremental borrowing rate that reflects the creditworthiness of Harsco AXC for a lending period commensurate to the term of the lease and the standard lending practices related to such loans in the respective jurisdiction where the underlying assets are located. ROU assets also include any lease payments made and exclude any lease incentives and initial direct costs incurred. Lease terms may include options to extend or terminate the lease when it is reasonably certain that Harsco AXC will exercise such options. Lease expense is recognized on a straight-line basis over the lease term, including rent abatement periods and rent holidays.

Harsco AXC has lease agreements with lease and non-lease components, which Harsco AXC has elected to account for as a single lease component. Additionally, Harsco AXC has elected not to record short-term leases, those with expected terms of twelve months or less, on the Condensed Combined Balance Sheets. Certain lease agreements include fixed escalations, while others include rental payments adjusted periodically for inflation. There are no material residual value guarantees or material restrictive covenants. Harsco AXC’s leases, excluding short-term leases, have remaining terms of 2 years to 7.25 years, some of which include options to extend for up to 10 years. Harsco AXC’s leases do not contain any early termination provisions.

The components of lease expense were as follows:

(In thousands)	Three Months Ended March 31 2019
Operating leases	$494
Short-term leases	40
Variable lease expense (a)	77

Total lease expense	$611

(a)

Harsco ASC incurs certain payments arising from leases, primarily related to common area maintenance and taxes associated with underlying assets, that are not include in the measurement of lease liabilities because they are variable in nature. These costs are expensed as incurred.

Supplemental cash flow information related to leases was as follows:

(In thousands)	Three Months Ended March 31 2019
Cash paid for amounts included in the measurement of lease liabilities:
Cash flows from operating activities – Operating leases	$618
Right-of-use assets obtained in exchange for lease obligations:
Operating leases (b)	$11,739

(b)	Represents amounts recorded upon adoption at January 1, 2019. No additional leases were entered into during 2019.

Supplemental balance sheet information related to leases was as follows:

(In thousands)	March 31 2019
Operating Leases:
Operating lease right-of-use assets	$11,414
Other current liabilities	1,261
Operating lease liabilities	10,281

Supplemental additional information related to leases is as follows:

March 31 2019
Other information:
Weighted average remaining lease term – Operating leases (in years)	7.21
Weighted average discount rate – Operating leases	6.0%

Maturities of lease liabilities were as follows:

(In thousand)	Operating Leases
Year Ending December 31st:
2019 (excluding the three months ended March 31, 2019)	$1,430
2020	1,939
2021	1,931
2022	1,944
2023	1,967
After 2023	5,018
Total lease payments	14,229
Less imputed interest	(2,687)

Total	$11,542

As previously disclosed, under then in effect lease accounting in accordance with U.S. GAAP, future minimum payments under operating leases with noncancelable terms were as follows as of December 31, 2018:

(In thousands)
2019	$1,896
2020	1,939
2021	1,931
2022	1,944
2023	1,967
After 2023	4,005

7.    Income Taxes

Income tax expense related to continuing operations for the three months ended March 31, 2019 and March 31, 2018 was $3.2 million and $2.3 million, respectively. The increase is primarily due to increased Income before taxes resulting from higher sales volumes partially offset by the income tax benefit recognized for stock-based compensation which vested during the first quarter of 2019.

8.    Commitments and Contingencies

Harsco AXC is subject to various claims and legal proceedings covering a wide range of matters that arose in the ordinary course of business. In the opinion of management, all such matters are adequately covered by insurance or by established reserves, and, if not so covered, are without merit or are of such kind, or involve such amounts, as would not have a material adverse effect on the financial position, results of operations or cash flows of Harsco AXC.

Insurance liabilities are recorded when it is probable that a liability has been incurred for a particular event and the amount of loss associated with the event can be reasonably estimated. Insurance reserves have been estimated based primarily upon actuarial calculations and reflect the undiscounted estimated liabilities for ultimate losses, including claims incurred but not reported. Inherent in these estimates are assumptions that are based on Harsco AXC history of claims and losses, a detailed analysis of existing claims with respect to potential value, and current legal and legislative trends. If actual claims differ from those projected by management, changes (either increases or decreases) to insurance reserves may be required and would be recorded through income in the period the change was determined. When a recognized liability is covered by third-party insurance, Harsco AXC records an insurance claim receivable to reflect the covered liability. Insurance claim receivables are included in Other receivables on Harsco AXC Condensed Combined Balance Sheets.

9.    Revenue Recognition

Harsco AXC recognizes revenues to depict the transfer of promised services and products to customers in an amount that reflects the consideration Harsco AXC expects to receive in exchange for those services or products.

A summary of the Harsco AXC revenues by key product groups is as follows:

	Three Months Ended March 31
(In thousands)	2019	2018
Key Product and Service Groups:
Coolers	$71,691	$39,366
Sections	2,683	3,396
Parts	1,653	1,307
Other	168	190

Total Revenues	$76,195	$44,259

Harsco AXC may receive payments in advance of earning revenue, which are treated as Advances on contracts on the Condensed Combined Balance Sheets. Harsco AXC may recognize revenue in advance of being able to contractually invoice the customer, which is treated as Contract assets on the Condensed Combined Balance Sheets. Contract assets are transferred to Trade accounts receivable, net when right to payment becomes unconditional. Contract assets and Contract liabilities are reported as a net position, on a contract-by-contract basis, at the end of each reporting period.

Harsco AXC had Contract assets totaling $13.8 million at March 31, 2019 and $12.1 million at December 31, 2018. There were no individually significant changes in Contract asset balances. Harsco AXC had Advances on contracts totaling $3.4 million at March 31, 2019 and $1.4 million at December 31, 2018. The increase in Advances on contracts is due principally to increased sales volumes and changes in sales mix as advance payments vary by product type. During the three months ended March 31, 2019, Harsco AXC recognized $0.8 million of revenue related to amounts included in Advances on contracts at December 31, 2018.

Harsco AXC provides assurance type warranties primarily for product sales. These warranties are typically not priced or negotiated separately (there is no option to separately purchase the warranty) or the warranty does not provide customers with a service in addition to the assurance that the product complies with agreed-upon specifications. Accordingly, such warranties do not represent separate performance obligations.

10.    Other Expenses

The components of this statement of operations captions are as follows:

	Three Months Ended
(In thousands)	2019	2018
Employee termination benefits costs	$—	$66

11.    Subsequent Events

The Condensed Combined Financial Statements of Harsco AXC are derived from the Condensed Consolidated Financial Statements of the Company, which issued its financial statements for the period ended March 31, 2019 on May 9, 2019. Accordingly, Harsco AXC has evaluated transactions or other events for consideration as recognized subsequent events in the annual financial statements through May 30, 2019. Additionally, Harsco AXC has evaluated transactions and other events that occurred through the issuance of these Condensed Combined Financial Statements, on May 30, 2019, for purposes of disclosure of unrecognized subsequent events.

On May 9, 2019, the Company has entered into a definitive agreement to sell Harsco AXC to Chart Industries, Inc. for $592 million in cash, subject to post-closing adjustments. The transaction has been approved by Board of Directors of each organization and is expected to close during the next few months, subject to customary closing conditions, including receipt of certain regulatory approvals. There are no material financial or other contingencies to close the transaction.